Exhibit 99.1

Independence Contract Drilling, Inc. Reports Unaudited Financial Results for the Second Quarter Ended June 30, 2022 and Announces Initiation of 200 Series-to-300 Series Conversion Program and Increase in Marketed Rigs from 24 to 26

HOUSTON, Aug. 4, 2022 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended June 30, 2022.

Second quarter 2022 Highlights

  Net loss, as defined below, of $2.8 million, or $0.21 per share.
  Adjusted net loss, as defined below, of $9.8 million, or $0.72 per share.
  Adjusted EBITDA, as defined below, of $9.2 million, representing an approximate 158% sequential improvement from the first quarter of 2022.
  Adjusted net debt, as defined below, of $158.0 million.
  Marketed fleet utilization of 71%.
  Fully burdened margin of $8,946 per day, representing an approximate 56% sequential improvement from the first quarter of 2022.

In the second quarter of 2022, the Company reported revenues of $42.3 million, a net loss of $2.8 million, or $0.21 per share, adjusted net loss (defined below) of $9.8 million, or $0.72 per share, and adjusted EBITDA (defined below) of $9.2 million. These results compare to revenues of $19.8 million, a net loss of $14.9 million, or $2.22 per share, adjusted net loss of $14.6 million, or $2.18 per share, and adjusted EBITDA loss of $0.4 million in the second quarter of 2021, and revenues of $35.0 million, a net loss of $58.8 million, or $5.20 per share, an adjusted net loss of $11.1 million, or $0.98 per share, and adjusted EBITDA of $3.6 million in the first quarter of 2022.

Chief Executive Officer Anthony Gallegos commented, "I am extremely pleased with our performance during the second quarter, on both a financial and operational front. Sequential margin improvements of 56% drove sequential EBITDA improvements of over 150%. Dayrates for ICD rigs continue to increase with most ICD rigs now set to reprice one to two additional times before year-end. Based on contracts in hand and current spot prices, we expect to see incremental margin per day improvements in the third quarter of approximately 14% and further meaningful improvements in the fourth quarter as well. All of this should drive meaningful EBITDA improvements through the remainder of this year and into 2023.

Operationally, I believe the second quarter was pivotal for ICD. We reactivated our 18th rig on schedule, and on budget, and it has commenced operations in the Haynesville effective August 1, 2022 on a one-year contract with a large independent. Our 19th rig is scheduled to reactivate at the beginning of the fourth quarter and our 20th rig is scheduled to reactivate late in the fourth quarter. We also have begun preparing to reactivate our 21st rig early in the first quarter of 2023. Based upon current spot dayrates for 300 series rigs, all of these rigs should pay back their reactivation costs in one year or less.

But more importantly, we completed all engineering work necessary to convert the significant majority of our 200 series rigs to 300 series specifications with very modest incremental investments of approximately $650,000 per rig. Rigs meeting 300 series specifications are in the shortest supply and command the highest dayrates, and we expect to earn less than one-year paybacks on these conversions based upon dayrate differentials today. These conversions require minimal rig downtime and we plan to execute these conversions as our customer base requires. Today, nine of our ten operating 200 series rigs are eligible for this conversion, and we have already signed two contracts for such conversions in the third and fourth quarters of 2022. In addition, six of our non-marketed rigs are eligible for this conversion, and we have now added two of these rigs to our marketed fleet, increasing our marketed fleet from 24 rigs to 26 rigs.

With this backdrop, I could not be more excited about ICD's strategic positioning in this market dynamic. Our focus on short-term, pad-to-pad contracts is allowing us to quickly convert rapidly improving dayrate momentum into our reported results, and we have now started to build our contractual backlog into 2023. Our overall rig reactivation plan and schedule remains intact, and with our 200-300 series conversion program announced, we have the ability to offer from top to bottom what we believe is one of the most competitive rig fleets in the industry. This is not only driving improved financial performance, but continual high-grading of our customer base. During the second quarter, we added two additional large independents to our customer base, and today, of our 18 operating rigs, approximately 80% are working for public companies or the two largest private operators in the Permian and Haynesville plays."

Quarterly Operational Results

In the second quarter of 2022, operating days increased sequentially by 5% compared to the first quarter of 2022. The Company's marketed fleet operated at 71% utilization and recorded 1,540 revenue days, compared to 1,077 revenue days in the second quarter of 2021, and 1,463 revenue days in the first quarter of 2022.

Operating revenues in the second quarter of 2022 totaled $42.3 million, compared to $19.8 million in the second quarter of 2021 and $35.0 million in the first quarter of 2022. Revenue per day in the second quarter of 2022 was $24,875, compared to $16,514 in the second quarter of 2021 and $21,823 in the first quarter of 2022. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs.

Operating costs in the second quarter of 2022 totaled $28.9 million, compared to $17.0 million in the second quarter of 2021 and $27.2 million in first quarter of 2022. Fully burdened operating costs were $15,929 per day in the second quarter of 2022, compared to $13,352 in the second quarter of 2021 and $16,069 in the first quarter of 2022. Sequential decreases in operating costs per day were driven primarily by improved cost absorption, partially offset by higher labor costs associated with increases in field-level wages during the latter part of the second quarter of 2022.

Fully burdened rig operating margins in the second quarter of 2022 were $8,946 per day, compared to $3,162 per day in the second quarter of 2021 and $5,754 per day in the first quarter of 2022. The Company currently expects per day operating margins in the third quarter of 2022 to increase sequentially approximately 14% compared to the second quarter of 2022, driven primarily by favorable dayrate momentum as well as reactivation of the Company's 18th rig.

Selling, general and administrative expenses in the second quarter of 2022 were $4.9 million (including $0.7 million of non-cash compensation), compared to $4.1 million (including $0.9 million of non-cash compensation) in the second quarter of 2021 and $5.2 million (including $1.0 million of non-cash compensation) in the first quarter of 2022. Cash selling, general and administrative expenses continue to remain elevated due to higher recruiting and onboarding expenses.

During the quarter, the Company recorded interest expense of $8.2 million, including $2.0 million, or $0.15 per share, relating to non-cash amortization of debt discount and debt issuance costs. The Company has excluded these non-cash expenses when presenting adjusted net income/loss per share. Following approval of matters submitted to the Company's stockholders at the Company's 2022 Annual Meeting on June 8, 2022, embedded derivative features within the Company's Senior Secured PIK Toggle Convertible Notes due 2026 were deemed extinguished for financial accounting purposes. As a result, during the second quarter of 2022 the Company reclassified the conversion rate feature ($69.2 million) of the derivative liability on its balance sheet to additional paid-in capital and recognized a non-cash gain on the extinguishment of the PIK interest rate feature of $10.8 million. This non-cash gain was excluded when presenting adjusted net income/loss per share.

The Company's forecasted effective tax rate was adjusted during the second quarter of 2022, resulting in tax expense of $2.2 million, or $0.16 per share, compared to a tax benefit during the first quarter of 2022. Of this tax expense, $0.3 million relates to cash taxes, which are attributable to state and local franchise taxes.

Drilling Operations Update

The Company exited the second quarter with 17 rigs operating, with our 18th rig commencing operations August 1, 2022. Overall, the Company's operating rig count averaged 16.9 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer was $54.3 million as of June 30, 2022. This backlog excludes rigs operating on short term pad-to-pad drilling contracts. Approximately 64% of this backlog is expected to be realized in 2022.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the second quarter of 2022, net of asset sales and recoveries, were $4.5 million. This included $3.8 million associated with prior period deliveries.

As of June 30, 2022, the Company had cash on hand of $7.3 million, a revolving line of credit with availability of $14.0 million, and $157.5 million principal amount outstanding under its new convertible notes.

During the second quarter of 2022, the Company did not issue any shares of its common stock through its at-the-market ("ATM") offering program.

Conference Call Details

A conference call for investors will be held today, August 4, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2022 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 8212928. The replay will be available until August 11, 2022.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

Certain Defined Terms

Pad-Optimal, Super-Spec Rig is defined as an AC powered rig with minimum 20,000ft racking capacity, 1500HP+ drawworks, 750,000lb hookload, three high pressure pumps, four engines and omni-directional walking system. Such rigs also include dual fuel, hi-line power and drilling optimization software options.

300 Series Rigs are defined as a Pad-Optimal, Super-Spec rig with the following additional characteristics: 25,000ft+ racking capacity capable, and hi-torque top drive capable.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$7,294	$4,140
Accounts receivable	26,820	22,211
Inventories	1,377	1,171
Prepaid expenses and other current assets	2,406	4,787
Total current assets	37,897	32,309
Property, plant and equipment, net	356,537	362,346
Other long-term assets, net	2,115	2,449
Total assets	$396,549	$397,104
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$3,225	$4,464
Accounts payable	17,065	15,304
Accrued liabilities	9,044	11,245
Accrued interest	6,939	4,372
Current portion of merger consideration payable to an affiliate	—	2,902
Total current liabilities	36,273	38,287
Long-term debt (2)	122,094	141,740
Deferred income taxes, net	20,225	19,037
Other long-term liabilities	1,977	2,811
Total liabilities	180,569	201,875
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 13,698,851 and 10,287,931 shares issued, respectively, and 13,617,005 and 10,206,085 shares outstanding, respectively	136	102
Additional paid-in capital	615,130	532,826
Accumulated deficit	(395,363)	(333,776)
Treasury stock, at cost, 81,846 shares and 81,846 shares, respectively	(3,923)	(3,923)
Total stockholders' equity	215,980	195,229
Total liabilities and stockholders' equity	$396,549	$397,104

(1) As of June 30, 2022 and December 31, 2021, current portion of long-term debt includes $3.2 million and $4.5 million, respectively, of finance lease obligations.

(2) As of June 30, 2022 and December 31, 2021, long-term debt includes $1.6 million and $1.3 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021

Revenues	$42,313	$19,817	$34,991	$77,304	$35,359
Costs and expenses
Operating costs	28,904	17,040	27,165	56,069	31,581
Selling, general and administrative	4,860	4,075	5,228	10,088	7,761
Depreciation and amortization	9,848	9,516	9,751	19,599	19,505
Asset impairment	—	250	—	—	293
(Gain) loss on disposition of assets, net	(582)	31	(516)	(1,098)	(404)
Total costs and expenses	43,030	30,912	41,628	84,658	58,736
Operating loss	(717)	(11,095)	(6,637)	(7,354)	(23,377)
Interest expense	(8,232)	(3,773)	(4,675)	(12,907)	(7,482)
Loss on extinguishment of debt	—	—	(46,347)	(46,347)	—
Change in fair value of embedded derivative liability	(2,408)	—	(1,857)	(4,265)	—
Realized gain on extinguishment of derivative	10,765	—	—	10,765	—
Loss before income taxes	(592)	(14,868)	(59,516)	(60,108)	(30,859)
Income tax expense (benefit)	2,199	33	(720)	1,479	67
Net loss	$(2,791)	$(14,901)	$(58,796)	$(61,587)	$(30,926)

Loss per share:
Basic and diluted	$(0.21)	$(2.22)	$(5.20)	$(4.95)	$(4.78)
Weighted average number of common shares outstanding:
Basic and diluted	13,590	6,714	11,303	12,453	6,466

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(61,587)	$(30,926)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	19,599	19,505
Asset impairment	—	293
Stock-based compensation	1,203	1,217
Gain on disposition of assets, net	(1,098)	(404)
Non-cash interest expense	3,193	2,828
Loss on extinguishment of debt	46,347	—
Amortization of deferred financing costs	285	558
Amortization of Convertible Notes issuance costs and debt discount	2,350	—
Change in fair value of embedded derivative liability	4,265	—
Gain on extinguishment of derivative	(10,765)	—
Deferred income taxes	1,479	67
Changes in operating assets and liabilities
Accounts receivable	(4,609)	(4,039)
Inventories	(206)	(39)
Prepaid expenses and other assets	2,516	2,209
Accounts payable and accrued liabilities	(509)	3,862
Net cash provided by (used in) operating activities	2,463	(4,869)
Cash flows from investing activities
Purchases of property, plant and equipment	(12,125)	(4,295)
Proceeds from the sale of assets	1,982	739
Net cash used in investing activities	(10,143)	(3,556)
Cash flows from financing activities
Proceeds from issuance of convertible debt	157,500	—
Repayments under Term Loan Facility	(139,076)	—
Borrowings under Revolving ABL Credit Facility	1,526	9
Repayments under Revolving ABL Credit Facility	(2)	(8)
Payment of merger consideration	(2,902)	—
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	3,155	1,993
Proceeds from issuance of common stock under purchase agreement	—	1,949
RSUs withheld for taxes	(32)	(11)
Convertible debt issuance costs	(7,057)	—
Payments for finance lease obligations	(2,278)	(1,754)
Net cash provided by financing activities	10,834	2,178
Net increase (decrease) in cash and cash equivalents	3,154	(6,247)
Cash and cash equivalents
Beginning of period	4,140	12,279
End of period	$7,294	$6,032

	Six Months Ended June 30,
	2022	2021

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$4,493	$3,406
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$1,130	$2,171
Additions to property, plant and equipment through finance leases	$1,367	$632
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(77)	$—
Transfer of assets from held and used to held for sale	$—	$(550)
Shares issued for structuring fee	$9,163	$—

The following table provides various financial and operational data for the Company's operations for the three months ended June 30, 2022 and 2021 and March 31, 2022 and the six months ended June 30, 2022 and 2021. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021

Number of marketed rigs end of period (1)	24	24	24	24	24
Rig operating days (2)	1,540	1,077	1,463	3,004	2,006
Average number of operating rigs (3)	16.9	11.8	16.3	16.6	11.1
Rig utilization (4)	71%	49%	68%	69%	46%
Average revenue per operating day (5)	$24,875	$16,514	$21,823	$23,388	$16,028
Average cost per operating day (6)	$15,929	$13,352	$16,069	$15,997	$13,033
Average rig margin per operating day	$8,946	$3,162	$5,754	$7,391	$2,995

(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.
(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.
(5)

 Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $4.0 million, $2.0 million and $3.1 million during the three months ended June 30, 2022 and 2021, and March 31, 2022, respectively, and $7.1 million and $3.2 million during the six months ended June 30, 2022 and 2021, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $4.0 million, $2.0 million and $3.1 million during the three months ended June 30, 2022 and 2021, and March 31, 2022, respectively, and $7.1 million and $3.2 million during the six months ended June 30, 2022 and 2021, respectively; (ii) overhead costs expensed due to reduced rig upgrade activity of $0.4 million, $0.4 million and $0.6 million during the three months ended June 30, 2022 and 2021, and March 31, 2022, respectively, and $1.0 million and $0.8 million during the six months ended June 30, 2022 and 2021, respectively; and (iii) rig reactivation costs, inclusive of new crew training costs, of zero, $0.2 million and zero during the three months ended June 30, 2022 and 2021, and March 31, 2022, respectively, and zero and $1.3 million during the six months ended June 30, 2022 and 2021, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	June 30, 2022
Convertible Notes	$157,500
Revolving ABL Credit Facility	7,824
Less: Cash	(7,294)
Adjusted Net Debt	$158,030

Reconciliation of Adjusted Net Debt to Reported Long-term Debt:

(in thousands)	June 30, 2022
Adjusted Net Debt	$158,030
Add back:
Cash	7,294
Long-term portion of finance lease obligations	1,559
Less:
Debt discount	(36,114)
Deferred issuance costs	(8,675)
Total reported long-term debt	$122,094

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Six Months Ended
	June 30,				March 31,		June 30,
	2022		2021		2022		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(2,791)	$(0.21)	$(14,901)	$(2.22)	$(58,796)	$(5.20)	$(61,587)	$(4.95)	$(30,926)	$(4.78)
Add back:
Asset impairment, net (1)	—	—	250	0.04	—	—	—	—	293	0.04
(Gain) loss on disposition of assets, net (2)	(582)	(0.04)	31	—	(516)	(0.05)	(1,098)	(0.09)	(404)	(0.06)
Amortization of debt discount	1,462	0.11	—	—	—	—	1,462	0.12	—	—
Amortization of issuance costs	518	0.04	—	—	—	—	518	0.04	—	—
Loss on extinguishment of debt (3)	—	—	—	—	46,347	4.10	46,347	3.72	—	—
Change in fair value of embedded derivative liability (4)	2,408	0.17	—	—	1,857	0.17	4,265	0.35	—	—
Gain on extinguishment of derivative (5)	(10,765)	(0.79)	—	—	—	—	(10,765)	(0.86)	—	—
Adjusted net loss	$(9,750)	$(0.72)	$(14,620)	$(2.18)	$(11,108)	$(0.98)	$(20,858)	$(1.67)	$(31,037)	$(4.80)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
(in thousands)
Net loss	$(2,791)	$(14,901)	$(58,796)	$(61,587)	$(30,926)
Add back:
Income tax expense (benefit)	2,199	33	(720)	1,479	67
Interest expense	8,232	3,773	4,675	12,907	7,482
Depreciation and amortization	9,848	9,516	9,751	19,599	19,505
Asset impairment, net (1)	—	250	—	—	293
EBITDA	17,488	(1,329)	(45,090)	(27,602)	(3,579)
(Gain) loss on disposition of assets, net (2)	(582)	31	(516)	(1,098)	(404)
Stock-based and deferred compensation cost	674	929	977	1,651	1,602
Loss on extinguishment of debt (3)	—	—	46,347	46,347	—
Change in fair value of embedded derivative liability (4)	2,408	—	1,857	4,265	—
Gain on extinguishment of derivative (5)	(10,765)	—	—	(10,765)	—
Adjusted EBITDA	$9,223	$(369)	$3,575	$12,798	$(2,381)

(1)	During the second quarter of 2021, we impaired a damaged piece of drilling equipment for $0.3 million, net of insurance recoveries.
(2)	Gain or loss on disposition of assets, net represents the sale or disposition of miscellaneous drilling equipment in each respective period.
(3)

Loss on extinguishment of debt related to Term Loan unamortized debt issuance costs, non-cash structuring fees settled in shares to the affiliates of our prior Term Loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior Term Loan facility in the first quarter of 2022.

(4)

Represents the change in fair value of embedded derivative liability between March 31,2022 and June 8, 2022, March 18, 2022 and March 31, 2022, and March 18, 2022 and June 8, 2022, respectively. The embedded derivative liability was extinguished on June 8, 2022.

(5)	Represents the gain on extinguishment of the PIK interest rate feature of the derivative liability.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211